EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE DISTRIBUTION

JULY 31, 2003

SUBJECT: FINANCIAL RESULTS

Contact: Peter Zentz

Corporate Communications Manager

or

Frank Dunne, Vice President, CFO & Treasurer

(508) 563-1000

Benthos Announces Third Quarter Profit

NORTH FALMOUTH, MASSACHUSETTS, JULY 31, 2003 . . . BENTHOS, INC.    (NASDAQ: BTHS) today reported financial results for the third quarter and first nine months of fiscal 2003 ended June 30, 2003. Net sales for the quarter were $4,406,000, compared to sales of $6,132,000 in the third quarter of the previous fiscal year. Net profit for the quarter was $26,000, or $0.02 per diluted share, compared to a net profit of $349,000, or $0.25 per diluted share, in the third quarter of fiscal 2002.

For the first nine months of fiscal 2003, net sales for the Company were $13,177,000, compared to $14,445,000 in the first nine months of last year. The net loss for the first nine months of fiscal 2003 was $249,000, or ($0.18) per share, compared to a net loss of $221,000, or ($0.16) per share, in the first nine months of fiscal 2002.

Sales in the TapTone Package Inspection Systems Division in the third quarter of fiscal 2003 were $1,754,000, a 19.9% increase over sales of $1,463,000 in the third quarter of fiscal 2002. In the Undersea Systems Division, third quarter 2003 sales were $2,652,000, a 43.2% decrease compared to sales of $4,669,000 in the same period last year. The decrease in sales in the Undersea Systems Division is primarily attributable to a large, multi-million dollar order for remotely operated vehicles (ROVs) in the third quarter of fiscal 2002 which was not repeated in the third quarter of fiscal 2003.

Commenting on today’s announcement, Ronald L. Marsiglio, Benthos President and CEO, said, “We are pleased to announce a profit in the third quarter of fiscal 2003. Although it was not as profitable as the prior year, which benefited from a large ROV shipment, we are encouraged by the progress in product margins. Gross profit increased from 37.4% to 40.4% in the current quarter of fiscal year 2003 as compared to the third quarter of fiscal year 2002. During the first nine months of fiscal 2003 gross profit, as a percent of sales, increased from 34.2% to 38.7% as compared to the first nine months of last year.

Sales in the quarter were lower than our expectations primarily due to a delay in the introduction of the new geophysical products that were slated for shipment in the third quarter. It is anticipated that the first shipments will now occur in the fourth quarter of fiscal year 2003.

The current quarter of fiscal 2003 was the seventh consecutive quarter to show increased sales over the prior year’s quarter for our TapTone Package Inspection Systems Division. TapTone sales have benefited from the successful launch of the T500-F Force Sensor that began shipping in the second quarter of this year. The T500-F is used to inspect nitrogen-dosed and carbonated containers. As new customers in the food and beverage industries embrace this exciting new technology, the opportunity also exists to expand sales of other TapTone core products into these industries.”

Benthos, Inc., through its Undersea Systems Division, designs, manufactures, sells and services a variety of oceanographic products for underwater tasks; and through its TapTone Package Inspection Systems Division makes systems for testing consumer packages made of glass, metal or plastic. The common stock of the Company is traded on the Nasdaq SmallCap market under the symbol BTHS. For more information, Benthos can be found on the Internet at www.benthos.com.

Forward Looking Statements

The statements in this news release and in oral statements which may be made by representatives of the Company relating to plans, strategies, economic performance and trends and other statements that are not descriptions of historical facts are forward-looking statements within the meaning of the Federal Securities Laws. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors which include: the timing of large project orders, competitive factors, shifts in customer demand, government spending, economic cycles, availability of financing as well as the factors described in this news release, including anticipated growth of our TapTone Package Inspection and geophysical product lines and the progress of lean manufacturing training techniques. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein as anticipated, believed, estimated, expected or intended.

Benthos, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except per share amounts)

(unaudited)

	June 30, 2003	September 30, 2002
Assets
Current Assets:
Cash and Cash Equivalents	$13	$76
Accounts Receivable, Net	2,231	2,871
Inventories	3,149	3,210
Refundable Income Taxes	0	393
Prepaid Expenses and Other Current Assets	109	148
Deferred Tax Asset	1,115	1,500
Assets Held for Sale	187	—

Total Current Assets	6,804	8,198
Property, Plant and Equipment, Net	1,397	1,599
Goodwill	576	576
Acquired Intangible Assets, Net	516	695
Other Assets, Net	509	521

	$9,802	$11,589

Liabilities and Stockholders’ Investment
Current Liabilities:
Current Portion of Long-Term Debt	$786	$786
Line of Credit	350	400
Accounts Payable	1,459	1,866
Accrued Expenses	1,274	1,503
Customer Deposits and Deferred Revenue	278	540

Total Current Liabilities	4,147	5,095

Long-Term Debt, Net of Current Portion	1,702	2,292

Stockholders’ Investment:
Common stock, $.06 2/3 Par Value- Authorized – 7,500 Shares
Issued – 1,653 Shares at June 30, 2003 and September 30, 2002	110	110
Capital in Excess of Par Value	1,569	1,569
Retained Earnings	2,905	3,154
Treasury Stock, at Cost– 270 shares at June 30, 2003 and September 30, 2002	(631)	(631)

Total Stockholders’ Investment	3,953	4,202

	$9,802	$11,589

Benthos, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Quarter Ended June 30,		Nine Months Ended June 30,
	2003	2002	2003	2002
Net Sales	$4,406	$6,132	$13,177	$14,445
Cost of Sales	2,625	3,836	8,076	9,499

Gross Profit	1,781	2,296	5,101	4,946
Selling, General & Administrative Expenses	1,205	1,374	3,745	3,897
Research and Development Expenses	444	304	1,267	997
Amortization of Acquired Intangibles	60	60	179	179

Income (Loss) from Operations	72	558	(90)	(127)
Interest Income	2	2	2	2
Interest Expense	(48)	(62)	(161)	(192)

Profit (Loss) before Provision (Benefit) for Income Taxes	26	498	(249)	(317)
Provision (Benefit) for Income Taxes	—	149	—	(96)
Net Income (Loss)	$26	$349	$(249)	$(221)

Basic Income (Loss) Per Share	$0.02	$0.25	$(0.18)	$(0.16)

Diluted Income (Loss) Per Share	$0.02	$0.25	$(0.18)	$(0.16)

Weighted Average Common Shares Outstanding	1,383	1,383	1,383	1,383

Weighted Average Common Shares Outstanding, Assuming Dilution	1,391	1,416	1,383	1,383